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                                                                   EXHIBIT 10.10



                          MIDCITY FINANCIAL CORPORATION
                      CHANGE IN CONTROL SEVERANCE AGREEMENT


     THIS SEVERANCE AGREEMENT, (the "Agreement") is entered into this _____ day of ___________, _______ (the "Effective Date"), by and between MidCity Financial Corporation, a Delaware corporation (the "Company") and ____________________ (the "Executive");

                                WITNESSETH THAT:

     WHEREAS, the Executive is employed by the Company, and the Company desires to provide protection to Executive in connection with any change in control of the Company; and

     WHEREAS, the Executive and the Company wish to substitute this Agreement for the Executive's participation in the Top Management Change in Control Severance Plan;

     NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

Article I. Establishment and Purpose

     1.1 TERM OF THE AGREEMENT. This Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the date (i) that is the first anniversary of the date the Company notifies the Executive in writing that the Company is terminating the Agreement effective on or after such anniversary,
(ii) the Company terminates the Executive's employment for Just Cause, (iii) the Executive voluntarily terminates his employment without Good Reason, or (iv) the Company no longer employs Executive on a full-time basis. However, in the event a Change in Control occurs while this Agreement is effective, this Agreement will remain irrevocably in effect for the greater of twenty-four (24) months from the date of the Change in Control or until all benefits have been paid to the Executive hereunder.

     1.2 PURPOSE OF THE AGREEMENT. The purpose of this Agreement is to advance the interests of the Company by providing the Executive with an assurance of equitable treatment, in terms of compensation and economic security, in the event of an acquisition or other Change in Control of the Company. An assurance of equitable treatment will enable the Executive to maintain productivity and focus during a period of significant uncertainty that is inherent in an acquisition or other Change in Control. Further, the Company believes that Agreements of this kind will aid it in attracting and retaining the highly qualified, high-performing professionals who are essential to its success.

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     1.3 CONTRACTUAL RIGHT TO BENEFITS. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder, enforceable by the Executive against the Company. However, nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments made hereunder.

     Subject to Section 3.2 herein, the Company shall retain the right to terminate the Executive's employment at any time prior to a Change in Control of the Company. In the event an Executive's employment is terminated prior to a Change in Control of the Company, this Agreement shall no longer be applicable to the Executive, and any and all rights and obligations of the Company and such Executive hereunder shall cease; provided, however, that in the event the effective date of a Change in Control occurs within six (6) months following the effective date of an involuntary termination without Just Cause, such termination may be deemed to be a Qualifying Termination pursuant to Section 3.2 of this Agreement.

Article II. Definitions and Construction

     2.1 DEFINITIONS. Whenever used in the Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

     (a) "Average Annual Bonus" means the Executive's actual average annual bonus earned over the three (3) complete fiscal years prior to the Effective Date of Termination, or, if shorter, over the Executive's entire period of employment. However, if the Executive's period of employment is less than one (1) year, the average bonus shall be considered zero (0).

     (b) "Base Salary" means the base rate of compensation paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, as in effect as of the Effective Date of Termination, PROVIDED, HOWEVER, that if the Executive's Base Salary was reduced within twenty-four (24) months of the Effective Date of Termination, then "Base Salary" shall mean the Executive's annual Base Salary as in effect immediately prior to such reduction

     (c) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), namely, any person, who directly or indirectly, through any contract, arrangement, understanding or otherwise, has or shares voting power which includes the power to vote or direct the voting of such securities and/or investment power, which includes the power to dispose of, or direct the disposition of, such security.

     (d) "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2 herein.

     (e)  "Board" means the Board of Directors of the Company.



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     (f)  A "Change in Control" of the Company will be deemed to occur if any of the events described in subparagraphs (i), (ii), (iii) and (iv) below occurs.

          (i) Any Person who is not a direct lineal descendent, or legally adopted child of a direct lineal descendent, of Edward Morris and Helen Swift becomes the direct or indirect Beneficial Owner of 35% or more of the combined voting power of the outstanding shares of capital stock of the Company that are entitled to vote generally in the election of directors.

          (ii) During any period of 24 consecutive months beginning on or after the Effective Date, individuals who, at the beginning of that 24-month period, constitute the Board of Directors of the Company, cease for any reason to constitute at least a majority of the board, unless the election or nomination for election of each new director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of the 24-month period.

          (iii) More than 75% of the assets of the Company are, or are agreed to be, sold or otherwise disposed of, or the Company dissolves or liquidates, or effects a partial liquidation involving more than 75% of its assets.

          (iv) The Board agrees, by a two-thirds vote, that a Change in Control of the Company is about to occur.

     (g)  "Code" means the Internal Revenue Code of 1986, as amended.

     (h) "Company" means MidCity Financial Corporation, a Delaware corporation, or any successor thereto that adopts the Agreement, as provided in
          Section 8.1 herein.

     (i) "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company.

     (j) "Disability" means a physical or mental condition that would entitle the Executive to benefits under the Company's long-term disability plan, or if the Company maintains no such plan, then under the federal Social Security Law.

     (k) "Effective Date of Termination" means the date on which a Qualifying Termination occurs which triggers Severance Benefits hereunder.

     (l)  "Expiration Date" means the date the Agreement expires, as provided in
          Section 1.1 herein.



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     (m)  "Good Reason" means (i) the occurrence of a fifteen percent (15%) or greater reduction in the aggregate value of the Executive's annual Base Salary, bonus opportunity, and benefits excluding profit sharing;
          (ii) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position, including status, offices, titles and reporting relationships, authority, duties or responsibilities, or any other action by the Company that results in a significant diminution in such position, authority, duties or responsibility; or (iii) a required relocation of the Executive to a location more than thirty-five (35) miles from the Executive's then existing job location to which the Executive does not consent to in writing; or the Executive's Disability within two (2) years after a Change in Control.

     (n) "Just Cause" means a termination of the Executive's employment by the Company, for which no Severance Benefits are payable, as provided in
          Article IV herein.

     (o) "Person" shall mean a natural person, company, or government, or political subdivision, agency, or instrumentality of a government, including a "group" as defined in Section 13(d) of the Exchange Act. When two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring the securities of the Company, they shall be deemed a Person for purposes of the Agreement. "Person" shall be construed in the same manner as under
          Section 3(a)(9) of the Exchange Act, and "group" shall be construed in the same manner as under Section 13(d) of the Exchange Act.

     (p)  "Qualifying Termination" means any of the events described in Section
          3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

     (q) "Severance Benefit" means the payment of severance compensation as provided in Article III herein.

     2.2 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

     2.3 SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

     2.4 AMENDMENT OR TERMINATION. The material provisions of this Agreement may be amended by written agreement between the Company and the Executive, approved by at least two-thirds of the Board holding office at such time, without regard to their presence at the meeting. Any agreed amendment of a non-material provision of the Agreement shall be approved by at least one-half of the Board at such time, without regard to their presence at any meeting. The Company may terminate this Agreement by written resolution of its Board of



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Directors, effective as of a date at least twelve months following the date the
Company gives written notice to the Executive of its intent to terminate the Agreement.

     2.5 APPLICABLE LAW. To the extent not preempted by the laws of the United States, the laws of the State of Illinois, without regard to its conflict of laws provisions, shall be the controlling law in all matters relating to this Agreement.

Article III. Severance Benefits

     3.1 RIGHT TO SEVERANCE BENEFITS. Subject to the provisions hereof, the Executive shall be entitled to receive from the Company Severance Benefits as described in Section 3.3 herein, if there has been a Change in Control of the Company and if any of the events designated within Section 3.2 herein shall occur. The Executive shall not be entitled to receive Severance Benefits if his employment with the Company ends due to death, voluntary retirement, a voluntary termination by the Executive without Good Reason, or due to an involuntary termination by the Company for Just Cause.

     3.2 QUALIFYING TERMINATIONS. The occurrence of any one (1) of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits under this Agreement:

     (a) An involuntary termination of the Executive's employment without Just Cause;

     (b) A voluntary termination of the Executive's employment with the Company, for Good Reason;

     (c) A successor company (including, but not limited to, an individual, corporation, association, or partnership) fails or refuses to assume the Company's obligations under this Agreement, as required by Section
          8.1 herein; or

     (d) The Company or any successor company breaches any of the provisions of this Agreement.

     In addition, an involuntary termination without Just Cause shall trigger the payment of Severance Benefits under this Agreement if the Executive's employment is terminated by the Company without Just Cause within six (6) months prior to a Change in Control that actually occurs during the term of this Agreement and (i) such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, or (ii) the Executive reasonably demonstrates that such termination is otherwise in connection with or in anticipation of the Change in Control.

     3.3 DESCRIPTION OF SEVERANCE BENEFITS. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and
3.2 herein, the Company shall pay to the Executive and provide him with the following:

     (a) An amount equal to the Executive's annual Base Salary multiplied by three; and



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     (b)  An amount equal to the Executive's Average Annual Bonus multiplied by three; and

     (c) The right to receive an immediate payment in amount equal to the then current value of the Executive's vested benefits, if any, under the MidCity Financial Corporation Supplemental Profit Sharing Plan (the "Supplemental Plan"), as provided in Section 7.1 therein (the Executive shall receive payment under the Supplemental Plan, if he is covered by the Supplemental Plan, or this Agreement, but not both); and

     (d) A continuation of the welfare benefits of medical insurance, long-term disability, and group term life insurance at the same premium cost to the Executive and at the same coverage level as in effect as of the Executive's Effective Date of Termination for three (3) full years after the Effective Date of Termination, without regard to the federal income tax consequences of such continuation. However, these benefits will be discontinued prior to the end of the three (3) full year period in the event the Executive receives substantially similar benefits in the aggregate from a subsequent employer, as determined by the Compensation Committee; and

     (e) The Company shall offer the Executive the opportunity to purchase all whole life insurance policies held by the Company, insuring the Executive's life, for the cash surrender value as of the Effective Date of Termination.

     3.4 SUPPLEMENTAL BENEFIT. In the event of an involuntary termination (other than for Just Cause) in the third year after a Change in Control, or the voluntary termination of the Executive's employment with the Company for Good Reason in the third year after a Change in Control, the Company shall pay the Executive a lump sum supplemental benefit of one (1) times Base Salary.

Article IV. Just Cause or Retirement

     4.1 JUST CAUSE. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment for Just Cause. In such case, no Severance Benefits shall be payable to the Executive under this Agreement.

     Just Cause shall be defined to include, but shall not be limited to, willful, malicious conduct by the Executive, which is prejudicial to the best interests of the Company, including theft, embezzlement, the conviction of a criminal act, disclosure of trade secrets, a gross dereliction of duty, or other grave misconduct on the part of the Executive which is substantially injurious to the Company.

     4.2 RETIREMENT. If the Executive's employment with the Company ends due to voluntary retirement, the Executive: (i) shall not be entitled to receive Severance Benefits under this Agreement; and (ii) shall not be eligible to participate in a Company-sponsored severance plan or arrangement at any time following his retirement.



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Article V. Form and Timing of Severance Benefits

     5.1 FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Sections 3.3(a), 3.3(b), 3.3(c), and 3.4 herein, shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ninety (90) days from such date.

     The Severance Benefits described in Section 3.3(d) herein shall be provided by the Company to the Executive immediately upon the Effective Date of Termination and shall continue to be provided for three (3) full calendar years from the Effective Date of Termination. However, the Severance Benefits described in Section 3.3(d) herein shall be discontinued prior to the end of the three (3) year period immediately upon the Executive receiving similar benefits from a subsequent employer, as determined by the Compensation Committee.

     5.2 WITHHOLDING OF TAXES. The Company shall withhold from any amounts payable under this Agreement all Federal, state, city, or other taxes as legally shall be required.

Article VI. Parachute Payments

     6.1 EXCISE TAX CAP. In the event that a Change in Control of the Company shall occur and the Company determines, pursuant to Code Sections 280G and 4999, that a golden parachute excise tax is due, the Executive's Severance Benefits under this Agreement shall be limited to the amount just necessary to avoid the excise tax.

     6.2 SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service adjusts the computation of the Company, as provided in Section 6.1 herein, and such adjustment is either acceptable to the Company, or the adjustment of the Internal Revenue Service is finally determined to be correct, such that the Executive is liable for the payment of an excise tax under Sections 280G and 4999 of the Code, or such that the Executive does not receive the full benefit that he would have received, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, including the value of Severance Benefits that were erroneously limited, the value of the excise tax, all corresponding interest and penalties due to the Internal Revenue Service, and the Executive's regular income tax due on these reimbursement payments.

Article VII. Other Rights and Benefits Not Affected

     7.1 OTHER BENEFITS. Except as provided in this Section below, neither the provisions of this Agreement nor the Severance Benefits provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement, or other Agreement or arrangement. Notwithstanding the foregoing, an Executive who is also a covered employee under The MidCity Financial Corporation Severance Plan shall be entitled to receive the severance benefits provided under this Agreement in lieu of any severance pay provided under The MidCity Financial Corporation Severance Plan. Benefits provided under this Agreement shall not increase any amounts otherwise payable under any other arrangement, if that other





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arrangement does not provide that severance benefits will be taken into account in determining benefits.

     7.2 EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive as an employee, to change the status of the Executive's employment, or to change the Company's policies regarding termination of employment.

Article VIII. Successors

     8.1 SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if terminated voluntarily for Good Reason, except for the purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Effective Date of Termination.

     This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

     8.2 BENEFICIARIES. The Executive's beneficiary under the MidCity Financial Corporation Profit Sharing Agreement and Trust shall be the Executive's Beneficiary under this Agreement, unless the Executive otherwise designates a Beneficiary in the form of a signed writing acceptable to the Compensation Committee. The Executive may make or change such designation at any time.

Article IX. Administration

     9.1 ADMINISTRATION. This Agreement shall be administered by the Board, as advised by the Compensation Committee. In such advisement capacity, and with the approval of a majority of the Board for all such actions hereunder, the Compensation Committee, to the extent not contrary to the express provisions of the Agreement, is authorized in its discretion to interpret this Agreement, to prescribe and rescind rules and regulations, to provide conditions and assurances deemed necessary and advisable, to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of this Agreement and similar Agreements.

     In fulfilling its administrative duties hereunder, the Compensation Committee may rely on outside counsel, independent accountants, or other consultants to render advice or assistance.



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     9.2 INDEMNIFICATION AND EXCULPATION. The members of the Board, its agents and officers, directors, and employees of the Company and its affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Agreement and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

Article X. Legal Fees and Arbitration

     10.1 LEGAL FEES AND EXPENSES. The Company (or, in the event of the acquisition of more than seventy-five percent (75%) of the assets of the Company, the acquirer of such assets) shall pay all legal fees, costs of litigation, and expenses directly related to such legal fees and costs of litigation incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement.

     10.2 ARBITRATION. The Executive and the Company shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company. Notwithstanding the right of the Executive or the Company to elect to enter into arbitration, the Company and the Executive may mutually agree to resolve any dispute or controversy arising under or in connection with the Agreement in a court of law, in lieu of arbitration.

Article XI.       Exclusivity of Severance Benefits

     11.1 EXCLUSIVITY OF SEVERANCE BENEFITS. In the event that the Company is contractually obligated to pay to the Executive any severance benefits pursuant to another agreement, plan, program, or policy, the terms and provisions of the program under which the aggregate level of severance benefits is the highest (as determined by the Executive) shall operate to completely replace and supersede the terms and provisions of this Agreement and/or all other programs that provide for the payment of severance benefits.

     IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by a resolution of the Board, as of the day and year first above written.

MIDCITY FINANCIAL CORPORATION               EXECUTIVE

By:________________________________         ____________________________________

   Its:_______________________________



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